SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.2)


                              THE DWYER GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    267455103
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                                 (CUSIP Number)





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CUSIP No.267455103                    13G                    Page 2  of  5 Pages


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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Renaissance Capital Growth & Income Fund III, Inc.               75-2533518

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

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3. SEC USE ONLY



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4. CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas

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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           275,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         275,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     275,000
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.89%

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12. TYPE OF REPORTING PERSON*

     IV

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 267455103                    13G                    Page 3  of 5 Pages



Item 1(a).  Name of Issuer:

            The Dwyer Group, Inc. ("Company")

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1010 N. University Parks Drive
            Waco, TX  76707
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:


            Renaissance Capital Growth & Income Fund III, Inc.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            8080 N. Central Expressway, Suite 210, LB-59
            Dallas, TX  75206
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Texas

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock

            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            75966V105

            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [X] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP No.267455103                    13G                    Page 4  of  5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 275,000
          ----------------------------------------------------------------------

     (b) Percent of class:

          3.89%,  based on  7,063,931  shares  outstanding  as  reported  in the
          Company's   Form  10-Q  for  the  quarter   ended   March  31,   2003.
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote

                275,000

          (ii) Shared power to vote or to direct the vote

                None

          (iii) Sole power to dispose or to direct the disposition of

                275,000

          (iv) Shared power to dispose or to direct the disposition of

                None


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].


         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable

         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable

         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         Not applicable

         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not applicable
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.267455103                    13G                    Page 5  of  5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    July 25, 2003
                                        ----------------------------------------
                                                        (Date)


                                                /S/ Russell Cleveland
                                        ----------------------------------------
                                                      (Signature)

                                        Russell Cleveland
                                        President and CEO
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).